UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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MENTOR GRAPHICS CORPORATION

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MENTOR GRAPHICS CORPORATION

SUPPLEMENT TO NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

On April 30, 2007, Mentor Graphics Corporation (the Company) filed a definitive proxy statement (the Proxy Statement) in connection with its 2007 Annual Meeting of Shareholders (the Annual Meeting) with the Securities and Exchange Commission. The following supplemental information is being made available to shareholders of Mentor Graphics Corporation on June 7, 2007.

Further Amendment to 1987 Non-Employee Directors’ Stock Plan

Proposal No. 2 to be considered by the shareholders at the Annual Meeting is a proposal to approve amendments to the Company’s 1987 Non-Employee Directors’ Stock Plan (the 1987 Plan) proposed by Company management and the Board of Directors, as described in detail in the Proxy Statement. One of the amendments included in the proposal reduces the vesting period of options and restricted stock awards granted to non-employee directors under the 1987 Plan from five years to three years. In response to concerns raised by a shareholder proxy voting service, the Company has modified the proposal to:

(a)	restore the provisions of the 1987 Plan requiring a five-year vesting period for options and restricted stock awards, and

(b)	provide that vesting of all awards will be accelerated when a director ceases to be a director for any reason.

The effect of this modification is that unvested options and restricted stock awards will not be subject to forfeiture on termination of director status, and the vesting schedule will serve to delay the exercisability of options and the transferability of restricted stock while a recipient continues to serve as a director. For federal income tax purposes, restricted stock awards will be considered substantially vested, and therefore subject to tax, immediately upon grant.

A copy of the 1987 Plan, as proposed to be amended and marked to show changes from the currently effective version of the 1987 Plan, is attached hereto as Exhibit A.

EXHIBIT A

MENTOR GRAPHICS CORPORATION

1987 NON-EMPLOYEE DIRECTORS’ STOCK ~~OPTION~~ PLAN

as amended1

Mentor Graphics recognizes that its continuing success depends upon the initiative, ability and significant contributions of non-employee directors. Mentor Graphics believes that by affording its non-employee directors the opportunity to ~~purchase~~acquire shares of Mentor Graphics it will enhance its ability to attract and retain non-employee directors and will provide an incentive for them to exert their best efforts on its behalf.

The Plan is as follows:

1.	SHARES SUBJECT TO ~~OPTION~~PLAN.

1.1 ~~Options~~Awards granted under this Plan shall be for authorized but unissued or reacquired Common Stock of Mentor Graphics.

1.2 ~~Options~~Awards may be granted under ~~sections 5 and 6 of~~ the Plan for a total of not more than 1,500,000 shares of Common Stock, subject to adjustment under section ~~11.~~12. Shares subject to options that are terminated or expire without being exercised, other than options that are surrendered upon exercise of a related stock appreciation right, shall be added to the shares remaining for future options.

2.	EFFECTIVE DATE; DURATION.

This Plan shall be effective May 21, 1987 and continue until ~~options covering~~ all of the available shares have been ~~granted and exercised~~issued unless sooner terminated by the Board of Directors of Mentor Graphics (Board). Expiration or termination of the Plan shall not affect outstanding options ~~or~~, stock appreciation rights or restricted stock awards.

3.	ELIGIBILITY; NON-EMPLOYEE DIRECTORS.

~~Options~~Awards may be granted under this Plan only to persons who are or have been elected as Non-Employee Directors of Mentor Graphics. A “Non-Employee Director” is a director who is not otherwise an employee of Mentor Graphics or any of its subsidiaries and has not been an employee of Mentor Graphics or any of its subsidiaries within two years of any date as of which a determination of eligibility is made.

4.	ADMINISTRATION.

4.1 The Plan shall be administered in accordance with the express provisions of the Plan by a compensation committee appointed by the Board (Committee). The Committee may delegate any of its administrative duties to one or more agents and may retain advisors to assist it.

4.2 The Committee shall have general responsibility to interpret and administer the Plan and shall have authority to adopt rules and to make other determinations not inconsistent with the Plan deemed necessary for the administration of the Plan. Any decision of the Committee shall be final and bind all parties. Notwithstanding the foregoing, the Committee’s exclusive power to make final and binding interpretations of the Plan shall immediately terminate upon the occurrence of a Change in Control (as defined in section ~~8.2~~9.2).

4.3 No Committee member shall participate in the decision of any question relating exclusively to an option granted to that member.

5.	~~NON-DISCRETIONARY OPTION~~ GRANTS FOR CONTINUING DIRECTORS.

On the date of each annual meeting of shareholders of Mentor Graphics beginning with the annual meeting held in ~~1987~~2007 (Grant Dates), each Non-Employee Director elected at the annual meeting who served as a director continuously since the prior annual meeting shall be automatically granted, at the election of the Non-Employee Director, either (a) an option to purchase ~~12,000~~21,000 shares of Common Stock of Mentor Graphics or

[1]	Underlined matter is new; matter crossed out is proposed to be deleted.

(b) a restricted stock award for 7,000 shares of Common Stock of Mentor Graphics. Any incumbent Non-Employee Director elected at an annual meeting who did not serve as a director for the full period since the prior annual meeting shall instead be automatically granted either (a) an option for a pro rata portion of ~~12,000 shares based~~21,000 shares or (b) a restricted stock award for a pro rata portion of 7,000 shares, based in either case on the number of full or partial months during the period that the director did serve. If the number of shares available for grant is insufficient to make all automatic grants required on any Grant Date, the number of shares for which options are granted to each Non-Employee Director shall be proportionately reduced. Prior to each annual meeting Non-Employee Directors shall make elections as to the receipt of options or restricted stock in accordance with procedures developed by Mentor Graphics. If a Non-Employee Director fails to make a timely election in accordance with these procedures, the Non-Employee Director shall receive options. The Committee can, at any time, increase or decrease the number of options and restricted stock annually granted to Non-Employee Directors.

6.	NON-DISCRETIONARY ~~OPTION~~ GRANTS FOR NEW DIRECTORS.

An option to purchase 30,000 shares of Common Stock shall be automatically granted to any person who (i) is elected a director of Mentor Graphics, (ii) has not previously served as a director of Mentor Graphics, and (iii) at the time of the initial election, qualifies as a Non-Employee Director under section 3. The automatic grant of an option under this section 6 shall occur on the date the new Non-Employee Director is first elected as a director (Grant Date).

7.	TERMS OF OPTIONS.

Each option granted under this Plan shall have the following provisions:

7.1 PRICE. The exercise price of the option shall be equal to the last price for the Common Stock reported on the Grant Date in the NASDAQ National Market System. If the Common Stock is no longer quoted in the NASDAQ National Market System, the exercise price shall be equal to the fair market value of the Common Stock determined in a reasonable manner specified by the Committee.

7.2 TERM. The term of the option shall be ten years from the Grant Date unless the Committee approves a shorter term at the time of grant.

7.3 TIME OF EXERCISE; OPTION YEAR.

7.3.1 Until it expires or is terminated and except as provided in section 7.4.1~~3.2~~, the option may be exercised from time to time to purchase shares up to the following limits:

Years After Grant Date	Percent Exercisable
Less than 1	0%
1 to 2	20%
2 to 3	40%
3 to 4	60%
4 to 5	80%
over 5	100%

~~7.3.2 On death the exercise limit will be at least 50 percent.~~

7.3.2~~3~~ The table in section 7.3.1 is based on an Option Year. An Option Year is a 12-month period starting on the Grant Date or an anniversary of that date.

7.3.3 Options may be granted under the Plan for a total of not more than 1,500,000 shares of Common Stock, subject to adjustment under section 12.

7.4 CONTINUATION AS DIRECTOR.

7.4.1 If an optionee ceases to be a director for any reason, an Option Reference Date will be established. For options granted on or after the annual meeting in 2007 (except as otherwise determined by the Committee), a~~A~~ny portion of ~~the~~an option held by the director that is not exercisable on the Option

Reference Date will ~~lapse~~immediately become exercisable in full. ~~The~~ Except as otherwise determined by the Committee, the Option Reference Date will be fixed as follows:

(a) If the termination is by death or disability, the first day of the next Option Year will be the Option Reference Date.

(b) In all other cases, the optionee’s last day as a director will be the Option Reference Date.

7.4.2 Any portion of the option that is or becomes exercisable on the Option Reference Date may be exercised up to the earlier of the last day of the term of the option or a date fixed as follows:

(a) If the termination is by death or disability, one year after the last day as a director.

(b) In all other cases, one month after the Option Reference Date.

7.5 PAYMENT OF EXERCISE PRICE. At the time of exercise of an option, the full exercise price must be paid in cash or by delivery of Common Stock of Mentor Graphics valued at fair market value, which shall be the last sale price for the Common Stock reported on the NASDAQ National Market System on the trading day immediately preceding the date of exercise or such other price as would be determined by the method used under section 7.1.

7.6 NONASSIGNABILITY. Except as otherwise determined by the Committee, the option may not be assigned or transferred except on death, by will or operation of law. Except as otherwise determined by the Committee, the option may be exercised only by the optionee or by a successor or representative after death.

8.	RESTRICTED STOCK. Restricted stock awards granted under this plan shall have the following provisions:

8.1 CONSIDERATION. Restricted stock shall be issued under the Plan without the payment of any consideration other than the performance of services by the Non-Employee Directors.

8.2 TRANSFER RESTRICTIONS.

8.2.1 Restricted stock awards shall initially be nontransferable and nonassignable. The restricted stock shall be released from the transfer restrictions as follows:

Years after Grant Date	Portion of Shares Released from Transfer Restrictions
Less than 1	0%
1	20%
2	40%
3	60%
4	80%
5	100%

8.2.2 The table in section 8.2.1 is based on a Grant Year. A Grant Year is a 12-month period starting on the Grant Date or an anniversary of that date.

8.3 CONTINUATION AS DIRECTOR. Unless the Committee otherwise determines, if a Non-Employee Director ceases to be a director for any reason, any portion of a restricted stock award held by the director that is subject to transfer restrictions will be immediately released from such restrictions.

8.4 RESTRICTED STOCK UNITS. The authority in this Plan to issue restricted stock includes the authority to issue, in the discretion of the Committee, restricted stock units that provide for the issuance of the underlying common stock at a later date when the transfer restrictions would have lapsed.

9~~8~~.	ACCELERATION UPON CHANGE IN CONTROL.

9.1~~8.1~~ Notwithstanding any limitation on exercisability contained in any option or restricted stock agreement or in the Plan, each outstanding option shall automatically become exercisable in full for the remainder of its term, and each restricted stock award shall automatically become vested and not subject to transfer restrictions, upon the occurrence of a Change in Control.

~~8.2~~9.2 “Change in Control” means the occurrence of any of the following events:

~~8.2.1~~9.2.1 the approval by the shareholders of Mentor Graphics of:

(a) any consolidation, merger or plan of share exchange involving Mentor Graphics (Merger) in which Mentor Graphics is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a Merger involving Mentor Graphics in which the holders of Mentor Graphics’ Common Stock immediately prior to the Merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the Merger;

(b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of Mentor Graphics; or

(c) the adoption of any plan or proposal for the liquidation or dissolution of Mentor Graphics;

~~8.2.2~~9.2.2 at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (Incumbent Directors) shall cease for any reason to constitute at least a majority thereof, unless each new director elected during such two-year period was nominated or appointed by two-thirds of the Incumbent Directors then in office and voting (new directors nominated or appointed by two-thirds of the Incumbent Directors shall also be deemed to be Incumbent Directors); or

~~8.2.3~~9.2.3 any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (1934 Act) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of Mentor Graphics ordinarily having the right to vote in the election of directors (Voting Securities) representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.

~~9.~~10.	LIMITED STOCK APPRECIATION RIGHTS.

~~9.1~~10.1 Each option granted under the Plan shall include a related limited stock appreciation right. ~~Effective as of December 14, 1988 and subject to shareholder approval of the amendment to the Plan adding this section 9, a limited stock appreciation right is automatically granted in tandem with each option outstanding under the Plan on December 14, 1988.~~

~~9.2~~10.2 Limited stock appreciation rights shall be exercisable only during the 60 calendar days immediately following a Change in Control and only if the immediate resale of shares acquired upon exercise of the related option would subject the optionee to liability under Section 16(b) of the 1934 Act, provided, however, that a limited stock appreciation right may not be exercised within six months of its date of grant. Upon exercise of a limited stock appreciation right, the option or portion thereof to which the right relates must be surrendered. The shares subject to an option or portion thereof that is surrendered upon exercise of a limited stock appreciation right shall not be available for future option grants under the Plan.

~~9.3~~10.3 Each limited stock appreciation right shall entitle the holder to receive from Mentor Graphics an amount equal to the excess of the fair market value at the time of exercise of one share of Mentor Graphics Common Stock over the option price per share under the related option, multiplied by the number of shares covered by the related option or portion of the related option.

~~9.4~~10.4 Payment upon exercise of a limited stock appreciation right by Mentor Graphics may be made only in cash.

~~9.5~~10.5 Limited stock appreciation rights may not be assigned or transferred except on death, by will or operation of law and may be exercised only by the holder or by a successor or representative after death.

~~10.~~11.	~~OPTION~~AGREEMENT.

Each option shall be evidenced by a stock option agreement which shall set forth the number of shares for which the option was granted, the provisions called for in ~~section 7, 8 and 9 relating to the option~~sections 7, 9 and 10 relating to the option, and such other terms and conditions consistent with the Plan as the Committee shall determine from time to time. Each restricted stock award shall be evidenced by a restricted stock agreement which shall set forth the number of shares of restricted stock awarded, the provisions called for in sections 8 and 9 relating to the award, and such other terms and conditions consistent with the Plan as the Committee shall determine from time to time.

~~11.~~12.	CHANGES IN CAPITAL STRUCTURE.

If any change is made in the outstanding Common Stock without Mentor Graphics receiving any consideration, such as a stock split, reverse stock split, stock dividend, or combination or reclassification of the Common Stock, corresponding changes shall be made in the number of shares remaining available for ~~option~~grant under ~~section 1,~~sections 1 and 7.3.3, without any further approval of the shareholders. Fractional shares shall be disregarded. The adjustment shall be made by the Committee whose determination shall be conclusive. No corresponding changes shall be made to the number of shares for which automatic grants are made under sections 5 and 6; provided, however, that stock option agreements evidencing options ~~may~~and restricted stock awards as to which shares have not yet been issued shall provide that the number of shares issuable under outstanding ~~options~~awards and the exercise price of such options shall be appropriately adjusted in the event of changes in capital structure covered by this ~~Section 11.~~section 12.

~~12.~~13.  AMENDMENT OR TERMINATION OF THE PLAN.

~~12.1~~13.1 The Board may amend or terminate this Plan at any time subject to section ~~12.2.~~13.2.

~~12.2~~13.2 Unless the amendment is approved by the shareholders, no amendment shall be made in the Plan that would increase the total number of shares available for ~~option grants~~awards under section ~~1.~~1 or 7.3.3.